Exhibit 99.1
Part II Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The consolidated financial information for 2010 and 2009 has been updated within the Management's Discussion and Analysis of Financial Condition and Results of Operations to reflect the effects of the restatement as more fully described in Note 20, "Restatement of Previously Issued Consolidated Financial Statements" included in Item 8. “Financial Statements and Supplementary Data” of this Report.

Further, on January 1, 2012, management began reviewing the results of the primary aluminum hedging activities (which prior to January 1, 2012 had been reported in the Hedging business unit which was included in All Other), with the results of the Fabricated Products segment because we had begun to conduct such hedging activities with respect to primary aluminum solely for the Fabricated Products segment. Accordingly, all segment information presented herein reflects the inclusion of primary aluminum hedging activities in the Fabricated Products segment for all periods presented.

You should read the following discussion and analysis in conjunction with our Consolidated Financial Statements and related Notes thereto included in Exhibit 99.2 of this Form 8-K and the Risk Factors included in Part I, Item 1A of the 2011 Form 10-K, as well as other cautionary statements and risks described elsewhere in the 2011 Form 10-K and our other filings with the Securities and Exchange Commission.
This report contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear throughout this Report and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative of the foregoing or other variations of comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors. These factors include: the effectiveness of management’s strategies and decisions; general economic and business conditions including cyclicality and other conditions in the aerospace, automobile and other end market segments we serve; developments in technology; new or modified statutory or regulatory requirements; and changing prices and market conditions. This Item and Item 1A. “Risk Factors” each identify other factors that could cause actual results to vary. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is designed to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity, and certain other factors that may affect our future results. Our MD&A is presented in the following sections:

•	Overview;

•	Management Review of 2011 and Outlook for the Future;

•	Results of Operations;

•	Liquidity and Capital Resources;

•	Contractual Obligations, Commercial Commitments, and Off-Balance-Sheet and Other Arrangements;

•	Critical Accounting Estimates and Policies;

•	New Accounting Pronouncements; and

•	Available Information.
Our MD&A should be read in conjunction with the consolidated financial statements and related notes included in Item 8. “Financial Statements and Supplementary Data” of this Report. This discussion reflects the effects of the restatement in Note 20, Item 8. “Financial Statements and Supplementary Data.”
In the discussion of operating results below, certain items are referred to as non-run-rate items. For purposes of such discussion, non-run-rate items are items that, while they may recur from period-to-period, (i) are particularly material to results, (ii) affect costs primarily as a result of external market factors, and (iii) may not recur in future periods if the same level of underlying performance were to occur. Non-run-rate items are part of our business and operating environment but are worthy of being highlighted for the benefit of the users of the financial statements. Our intent is to allow users of the financial statements to consider our results both in light of and separately from items such as fluctuations in underlying metal prices, natural gas prices, and currency exchange rates.

Overview
We are a leading North American manufacturer of semi-fabricated specialty aluminum products for aerospace / high strength, general engineering, automotive, and other industrial applications. We also own a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns and operates a secondary aluminum remelt and casting facility in Holyhead, Wales.
At December 31, 2011, we operated 11 focused production facilities in the United States and one facility in Canada that produce rolled, extruded, and drawn aluminum products used principally for aerospace and defense, automotive, consumer durables, electronics, electrical, and machinery and equipment end market segment applications. Through these facilities, we produced and shipped approximately 560.9 million pounds of semi-fabricated aluminum products which comprised effectively all of our total consolidated net sales of approximately $1,301.3 million during the year ended December 31, 2011.
We have long-standing relationships with our customers, which consist primarily of blue-chip companies including leading aerospace companies, automotive suppliers and metal distributors. In our served markets, we believe we are the supplier of choice to many of our customers, providing “Best in Class” customer satisfaction and offering a broad product portfolio. We have a culture of continuous improvement that is facilitated by the Kaiser Production System (“KPS”), an integrated application of the tools of Lean manufacturing, Six Sigma and Total Productive Manufacturing. We believe KPS enables us to continue to reduce our own manufacturing costs, eliminate waste throughout the value chain, and deliver “Best in Class” customer service through consistent, on-time delivery of superior quality products on short lead times. We strive to tightly integrate the management of our operations across multiple production facilities, product lines and our served markets in order to maximize the efficiency of product flow to our customers.
A fundamental part of our business model is to mitigate the impact of aluminum price volatility on our cash flow. We manage the risk of fluctuations in the price of primary aluminum through either (i) pricing policies that allow us to pass the underlying cost of metal onto customers, or (ii) hedging by purchasing financial derivatives to shield us from exposure related to firm-price sales contracts that specify the underlying metal price plus a conversion price. While we can generally pass metal price movement onto customers, for some of our higher value-added products sold on a spot basis, our ability to change prices can lag, sometimes by as much as several months, with a favorable impact to us when metal prices decline and an adverse impact to us when metal prices increase. The average London Metal Exchange (“LME”) transaction price per pound of primary aluminum for 2011, 2010 and 2009 were $1.09, $0.99 and $0.76, respectively. At February 23, 2012, the LME transaction price per pound was $1.01.
Our highly engineered products are manufactured to meet demanding requirements of aerospace and defense, general engineering, automotive and other industrial applications. We have focused our business on select end market segment applications where we believe we have sustainable competitive advantages and opportunities for long-term profitable growth. We believe that we differentiate ourselves with “Best in Class” customer satisfaction and a broad product offering, including superior products in our Kaiser Select® product line. Our Kaiser Select® products are manufactured to deliver enhanced product characteristics with improved consistency which results in better performance, lower waste, and, in many cases, lower cost for our customers.
In the commercial aerospace sector, we believe that global economic growth and development will continue to drive growth in airline passenger miles. In addition, trends such as longer routes and larger payloads, and a focus on fuel efficiency have increased the demand for new and larger aircraft. We believe that the long-term demand drivers, including growing build rates, larger airframes and increased use of monolithic design throughout the industry will continue to increase demand for our high strength aerospace plate. Monolithic design and construction utilizes aluminum plate that is heavily machined to form the desired part from a single piece of metal as opposed to using aluminum sheet, extrusions or forgings that are affixed to one another using rivets, bolts or welds.
Our products are also sold into defense end market segments. Ongoing requirements of active military engagements continue to drive demand for our products. Longer term, we expect the production of the F-35, or Joint Strike Fighter, to also drive demand for our high strength products.
Commercial aerospace and defense applications have demanding customer requirements for quality and consistency. As a result, there are a very limited number of suppliers worldwide who are qualified to serve these market segments. We believe barriers to entry include significant capital requirements, technological expertise and a rigorous qualification process for safety-critical applications.
Our general engineering products serve the North American industrial market segments, and demand for these products generally tracks the broader economic environment. We expect a gradual recovery in demand throughout the supply chain as the economy continues to improve.
We expect the 2012 North American automotive sector build rates to increase approximately 10% over 2011. Our automotive products typically have specific performance attributes in terms of machinability and mechanical properties for specific applications across a broad mix of North American original equipment manufacturers (“OEMs”) and automotive platforms. We believe that these attributes are not easily replicated by our competitors and are important to our customers, who are typically first tier automotive suppliers. Additionally, we believe that in North America, from 2001 to 2010, the aluminum extrusion content per vehicle grew at a compound annual growth rate of 3.5%, as automotive OEMs and their suppliers found opportunities to decrease weight without sacrificing structural integrity and safety performance. We also believe the United States’ Corporate Average Fuel Economy (“CAFE”) regulations, which increase fuel efficiency standards on an annual basis, will continue to drive growth in demand for aluminum extruded components in passenger vehicles as a replacement for the heavier weight of steel components.
For purposes of segment reporting under United States generally accepted accounting principles (“GAAP”), we treat our Fabricated Products segment as its own reportable segment. Prior to January 1, 2012, we combined our three other business units, Secondary Aluminum, Hedging and Corporate and Other into one category, which we refer to as All Other. All Other is not considered a reportable segment (see Note 15 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report).

     Management Review of 2011 and Outlook for the Future
Overall Fabricated Products shipment volumes in 2011 increased as compared to 2010, reflecting improved economic conditions and stronger demand across all our end market applications. Shipments of aerospace and high strength products increased in 2011 due primarily to higher demand for heat treat plate and sheet for commercial aerospace applications. In addition, shipments from recently acquired facilities (Chandler, Arizona (Extrusion) and Florence, Alabama) contributed to the increase from 2010. Shipments of automotive extrusion products increased due to higher North American automotive build rates and the ramp up of our new aluminum extrusion programs.
Our 2011 results reflected a 9% increase in Fabricated Products shipment volume and a 10% increase in Fabricated Products realized prices. The increase in prices in our Fabricated Products segment reflects both higher value-added revenue per pound and higher underlying hedged, alloyed metal prices passed through to customers. Value-added revenue per pound increased due to a shift in mix toward higher margin products during the year.
In 2011, we (i) integrated fully the manufacturing facility in Chandler, Arizona, and other assets, of Alexco into the operations of our Fabricated Products segment, (ii) continued to ramp up production at our world class Kalamazoo, Michigan casting and extrusion facility, (iii) continued to improve manufacturing efficiencies to achieve further cost improvements over our 2010 performance, (iv) expanded our product offering of KaiserSelect® products to meet the needs and specifications of our customers, (v) continued to strengthen our platform for growth through the strategic acquisitions and continued investment in our business, and (vi) strengthened our financial position through the refinancing of our revolving credit facility.

The long-term prospects for aerospace and high strength applications remain strong, and we continue to expect strong demand growth for our products driven by increasing build rates, larger airframes, and continued conversion to monolithic design. We are well positioned to meet this growing demand. Our value added revenue for aerospace applications achieved record levels in 2011, and we expect robust demand to continue in 2012.

We also continue to be optimistic about automotive growth opportunities attributable to increasing aluminum extrusion content and higher build rates, which we anticipate will continue for the next several years. Demand for our general engineering applications continues to reflect an ongoing, slow but steady economic recovery. We expect to see improving demand and normal seasonal strength for our automotive and general engineering applications in the first half of 2012.

Longer term, we are well positioned in attractive, growing markets, particularly aerospace and automotive. With improving demand and the benefit from our organic and acquisition investments yet to be realized, our long-term earnings potential remains strong. As evidenced by the expansion of our aerospace extrusion capacity at the Chandler, Arizona (Extrusion) facility and plans for further expansion of our aerospace plate capacity at the Spokane, Washington facility, announced in 2011, we continue to have additional opportunities for growth. In addition, we will continue to consider complementary acquisitions.
Our focus in 2012 will be:

•
continuing to differentiate ourselves with additional KaiserSelect® products, “Best In Class” customer satisfaction, strong delivery performance, expanded product breadth, and broader geographic marketing presence;

•	continuing to improve the manufacturing efficiencies of our facilities to generate additional cost improvements over our 2011 performance; and

•	continuing to invest in our facilities to support growth and further enhance operating efficiencies.

Results of Operations
    Fiscal 2011 Summary

•
Net sales in 2011 increased to $1,301.3 million compared to $1,079.1 million for 2010. The increase included higher Fabricated Products segment shipment volume, reflecting improved economic conditions and stronger demand for products across our end market segments.

•
Our operating income for 2011 was $55.0 million compared to operating income of $41.1 million for 2010. Operating income for 2011 included items that we consider to be non-run-rate, which totaled to a charge of $31.2 million, primarily related to non-cash mark-to-market losses on our derivative positions. Operating income for 2010 included significant non-run-rate items totaling to a charge of $24.0 million, primarily related to environmental expenses of $13.9 million and a non-cash impairment charge of $4.6 million in regard to certain assets relating to Property, plant and equipment (see further discussion of our operating income before non-run-rate in “Segment and Business Unit Information” below).

•	Net income for 2011 was $25.1 million, compared to $12.0 million of net income for 2010. Net income for 2011 and 2010 included the non-run-rate items as discussed above.

•	Our effective tax provision rate for 2011 was 39.2% (see discussion in “Consolidated Selected Operational and Financial Information - Income Tax Provision” below).

•
Effective January 1, 2011, we purchased the Chandler, Arizona (Extrusion) facility and related assets of Alexco, which manufactures hard alloy extrusions for the aerospace industry, for cash consideration of $83.2 million (net of $4.9 million of cash received in the acquisition).

•
In September 2011, we amended our revolving credit facility to increase the commitment by $100 million to $300 million, extend the maturity to September 2016, improve pricing and provide more financial flexibility.

•	We had no borrowings and $260.5 million of borrowing availability (net of $8.9 million letters of credit) under the revolving credit facility as of December 31, 2011.

•
We paid a total of approximately $18.9 million, or $0.96 per common share, in cash dividends to stockholders, including holders of restricted stock, and in dividend equivalents to the holders of certain restricted stock units and the holders of performance shares with respect to one half of all outstanding performance shares.

•
One of our largest stockholders, a voluntary employee’s beneficiary association, or VEBA, that provides benefits for certain eligible retirees represented by certain unions and their spouses and eligible dependents (the “Union VEBA”), sold 1,321,485 shares of our common stock at a weighted average price of $49.58 per share thereby increasing VEBA assets by $65.5 million and increasing Stockholders’ equity by $40.5 million (net of tax).

Consolidated Selected Operational and Financial Information
The table below provides selected operational and financial information on a consolidated basis (in millions of dollars, except shipments and prices) for 2011, 2010 and 2009.
The following data should be read in conjunction with our consolidated financial statements and the notes thereto included in Item 8. “Financial Statements and Supplementary Data” of this Report. See Note 15 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for further information regarding segments.

	Years Ended December 31,
	2011	2010	2009
	(In millions of dollars, except shipments and average sales price)
Shipments (mm lbs):
Fabricated Products	560.9	514.2	428.5
All Other[1]	—	0.4	113.9
	560.9	514.6	542.4
Average Realized Sales Price (per pound):
Fabricated Products[2]	$2.32	$2.10	$2.09
All Other[1]	$—	$0.92	$0.79
Net Sales:
Fabricated Products	$1,301.3	$1,078.8	$897.1
All Other[1]	—	0.3	89.9
Total Net Sales	$1,301.3	$1,079.1	$987.0
Segment Operating Income (Loss):
Fabricated Products[3] [4]	$83.6	$81.7	$148.4
All Other[5]	(28.6)	(40.6)	(29.7)
Total Operating Income	$55.0	$41.1	$118.7
Income tax provision	$(16.2)	$(13.1)	$(48.1)
Net Income	$25.1	$12.0	$70.5
Capital Expenditures	$32.5	$38.9	$59.2
________________________________

[1]
Shipments, averaged realized prices and net sales in All Other in 2010 and 2009 represent activity involving primary aluminum purchased by us from Anglesey while it continued its smelting operations (prior to September 30, 2009) and resold by us. (See further discussion in “Segment and Business Unit Information” below.)

[2]
Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix and underlying primary aluminum prices, and are not necessarily indicative of changes in underlying profitability. See Item 1. “Business” of this Report.

[3]
Operating results in the Fabricated Products segment for 2011, 2010 and 2009 included non-cash LIFO inventory (benefits) charge of $(7.1) million, $16.5 million and $8.7 million, respectively. Also included in the Fabricated Products segment operating results for 2009 were $9.3 million of lower of cost or market inventory write-down and $5.4 million of restructuring charges relating to the restructuring plans involving our Tulsa, Oklahoma and Bellwood, Virginia facilities. Restructuring charges in 2011 and 2010 were not material. Also included in the Fabricated Products segment operating results for 2011, 2010 and 2009 were $1.7 million, $13.6 million and $0.7 million, respectively, of environmental expense. Fabricated Products segment operating results for 2010 also included $3.9 million of asset impairment charge relating to certain Property, plant and equipment.

[4]
Fabricated Products segment results for 2011, 2010 and 2009 include non-cash mark-to-market (losses) gains on primary aluminum, natural gas, electricity and foreign currency hedging activities totaling $(29.9) million, $(0.7) million and $66.1 million, respectively. For further discussion regarding mark-to-market matters, see Note 12 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report.

[5]
Operating results of All Other for 2009 include non-cash mark-to-market gain on foreign currency derivatives of $14.4 million. Also included in the operating income of All Other were $1.8 million of impairment charges in 2009 relating to the Company's investment in Anglesey.

     Summary. We reported net income of $25.1 million for 2011 compared to $12.0 million for 2010 and $70.5 million for 2009. All periods include a number of non-run-rate items that are more fully explained below.
     Net Sales. We reported Net sales for 2011 of $1,301.3 million, compared to $1,079.1 million for 2010 and $987.0 million for 2009. As more fully discussed below, the increase in Net sales during 2011 was primarily due to an increase in Fabricated Products segment shipments and an increase in average realized prices per pound compared to the prior year. The realized prices per pound was a result of higher value added revenue and higher underlying metal prices. Fluctuation in underlying primary aluminum market prices does not necessarily directly impact profitability because (i) a substantial portion of the business conducted by the Fabricated Products segment passes primary aluminum price changes directly onto customers and (ii) our hedging activities in support of Fabricated Products segment firm-price sales agreements limit our losses and gains from primary metal price changes.
The increase in Net sales during 2010 compared to 2009 was primarily due to an increase in Fabricated Products segment shipments, partially offset by lower sales in All Other related to Anglesey’s remelt operations reported on a net revenue recognition basis commencing in the fourth quarter of 2009. Realized prices per pound for the Fabricated Products segment declined slightly in 2010 compared to the prior year, with little impact to Net sales, as higher underlying metal prices largely offset lower value added revenue.
     Cost of Products Sold Excluding Depreciation, Amortization and Other Items. Cost of products sold, excluding depreciation, amortization and other items for 2011 totaled $1,158.9 million, or 89% of Net Sales, compared to $946.8 million, or 88% of Net sales, in 2010 and $766.4 million, or 78% of Net sales, in 2009. Included in Cost of products sold, excluding depreciation, amortization and other items were $(29.9) million, $(0.8) million and $80.5 million unrealized mark-to-market (losses) gains on our derivative positions for the 2011, 2010 and 2009, respectively. See "Segment and Business Unit Information" below for a detailed discussion of the comparative results of operations for 2011, 2010 and 2009.
Lower of Cost or Market Inventory Write-down. There were no lower of cost or market inventory write-downs in 2011 or 2010. We recorded lower of cost or market inventory write-downs of $9.3 million in 2009 as a result of declining metal prices.
     Impairment of Investment in Anglesey. In 2009, we recorded a $1.8 million charge to further impair our investment in Anglesey to zero. Based on our assessment of the facts and circumstances, we suspended the equity method of accounting for our investment in Anglesey commencing in the third quarter of 2009 and continuing through December 31, 2011.
     Restructuring Costs and Other Charges. During 2008 and 2009, we closed our Tulsa, Oklahoma facility and curtailed operations at our Bellwood, Virginia facility to focus solely on drive shaft and seamless tube products. These restructuring efforts were substantially completed by the end of 2009. Restructuring costs and other charges were $5.4 million in 2009 primarily related to employee termination costs. We recorded an immaterial amount of restructuring benefits in 2010 primarily related to $1.0 million of revisions of estimated employee termination costs, offset by an additional restructuring charge of $0.7 million in regard to the impairment of certain Construction in Progress assets. Restructuring benefit in 2011 was $0.3 million reflecting revisions of estimated employee termination costs.
     Depreciation and Amortization. Depreciation and amortization for 2011 was $25.2 million compared to $19.8 million for 2010 and $16.4 million for 2009. Depreciation and amortization expense increased in 2011 compared to 2010 primarily due to (i) bringing on-line certain production equipment relating to our investment in the Kalamazoo, Michigan facility, (ii) additional depreciation expense relating to property, plant and equipment acquired in connection with the acquisitions of the Florence, Alabama facility and the Chandler, Arizona (Extrusion) facility, and (iii) amortization of intangible assets acquired in connection with these acquisitions. Depreciation and amortization expense increased in 2010 compared to 2009 primarily due to (i) bringing on-line certain production equipment relating to our investment in the Kalamazoo, Michigan facility and (ii) amortization of intangible assets acquired in connection with the acquisitions of the Florence, Alabama facility.
     Selling, Administrative, Research and Development, and General. Selling, administrative, research and development, and general expense totaled $62.7 million in 2011 compared to $67.7 million in 2010. The decrease during 2011 was primarily due to (i) a $11.1 million decrease in net periodic pension benefit cost with respect to VEBAs due to changes in the actuarial estimates, (ii) a $2.2 million decrease in workers' compensation expense at our non-operating locations due to (a) lower estimated case reserve in 2011, (b) higher estimated incurred but not reported expenses in 2010 relating to historical workers' compensation cases, partially offset by (c) higher incurred but not reported expenses in 2011 due to a decrease in discount rate, partially offset by (iii) an increase of $1.9 million relating to our long-term and short-term incentive plans, (iv) a $1.9 million increase in environmental expense at our non-operating locations, (v) an increase in selling expense of $1.7 million primarily as a result of the acquisition of our Chandler, Arizona (Extrusion) facility effective January 1, 2011 and the acquisition of our Florence, Alabama facility on August 9, 2010, and (vi) an increase in research and development expense of approximately $1.2 million.
Selling, administrative, research and development, and general expense totaled $67.7 million in 2010 compared to $69.9 million in 2009. The decrease during 2010 was primarily due to lower non-cash stock compensation expense relating to our long-term incentive programs.
     Other Operating (Benefits) Charges. Other operating (benefits) charges were $(0.2) million, $4.0 million and $(0.9) million for 2011, 2010 and 2009, respectively. Other operating benefits for 2011 primarily relates to cash received from pre-emergence activities. Other operating charges for 2010 primarily consisted of $1.9 million of impairment charge in connection with the sale of our Greenwood, South Carolina facility, and $2.0 million of impairment charge in regard to certain assets relating to Construction in progress. Other operating benefits for 2009 primarily reflected recovery of a pre-emergence obligation owed to us, for which we had previously established a full reserve.
     Interest Expense. Interest expense represents cash and non-cash interest expense incurred on our debt instruments and our revolving credit facility, net of capitalized interest. Interest expense was $18.0 million, $11.8 million and zero for 2011, 2010 and 2009, respectively, net of $1.3 million, $2.8 million and $2.7 million of interest capitalization to Construction in progress. Interest expense in 2011 and 2010 were primarily related to interest incurred on our $175 million principal amount of 4.5% Cash Convertible Senior Notes due April 2015 (the “Notes”). Interest expense in 2009 was primarily related to interest incurred on our revolving credit facility.
     Other Income (Expense), Net. Other income (expense), net was $4.3 million for 2011, compared to $(4.2) million for 2010 and $(0.1) million for 2009. Other income (expense), net for 2011 and 2010 was primarily related to net unrealized mark-to-market changes on the derivative instruments relating to our Notes. Other income (expense), net for 2009 was primarily related to lower interest income as the result of lower market interest rates.
     Income Tax Provision. The income tax provision for 2011 was $16.2 million, or an effective tax rate of 39.2%. The difference between the effective tax rate and the projected blended statutory tax rate for 2011 was primarily due to (i) the impact of a non-deductible compensation expense, which resulted in an increase to the income tax provision of $1.1 million and increased the blended statutory tax provision rate by approximately 2.7% and (ii) a foreign tax benefit, resulting primarily from the reduction of unrecognized tax benefits, including interest and penalties, which decreased the income tax provision by $0.6 million and the blended statutory tax provision by 1.5%.
The income tax provision for 2010 was $13.1 million, or an effective tax rate of 52.2%. The difference between the effective tax rate and the projected blended statutory tax rate for 2010 was primarily due to (i) an increase in the valuation allowance for certain federal and state net operating losses, which resulted in an increase to the income tax provision of $2.1 million and an increase to the blended statutory tax provision rate of 8.4%; (ii) a decrease in state net operating losses related to lower state apportionment in various states of $2.3 million, which increased the blended statutory rate by 9.2%, (iii) unrecognized tax benefits, including interest and penalties, which decreased the income tax provision by $1.1 million and the blended statutory tax provision rate by approximately 4.4%; (iv) the impact of a non-deductible compensation expense, which resulted in an increase to the income tax provision of $0.6 million, and increased the blended statutory tax provision rate by approximately 2.4% and (v) the foreign currency impact on unrecognized tax benefits, interest and penalties, which resulted in a $0.6 million currency translation adjustment that was recorded in Accumulated other comprehensive income.
The income tax provision for 2009 was $48.1 million, or an effective tax rate of 40.5%. The difference between the effective tax rate and the projected blended statutory tax rate for 2009 was primarily due to (i) the impact of a non-deductible compensation expense, which resulted in an increase to the income tax provision of $4.7 million, and increased the blended statutory tax provision rate by approximately 3.9%; (ii) a decrease in the valuation allowance for certain federal and state net operating losses, state tax rate adjustments and federal general business tax credits, which resulted in a decrease to the income tax provision of $2.9 million and a decrease to the blended statutory tax provision rate of 2.4%; (iii) unrecognized tax benefits, including interest and penalties, which increased the income tax provision by $1.3 million and the blended statutory tax provision rate by approximately 1.1%; and (iv) the foreign currency impact on unrecognized tax benefits, interest and penalties, which resulted in a $2.7 million currency translation adjustment that was recorded in Accumulated other comprehensive income.
Derivatives
From time to time, we enter into derivative transactions, including forward contracts and options, to limit our economic (i.e., cash) exposure resulting from (i) metal price risk related to our sale of fabricated aluminum products and the purchase of metal used as raw material for our fabrication operations, (ii) energy price risk relating to fluctuating prices of natural gas and electricity used in our production processes, and (iii) foreign currency requirements with respect to our foreign subsidiaries, investment, and cash commitments for equipment purchases. In March 2010, in connection with the issuance of the Notes, we purchased cash-settled call options (the “Call Options”) relating to our common stock to limit our exposure to the cash conversion feature of the Notes (see Note 3 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report).
We may modify the terms of our derivative contracts based on operational needs or financing objectives. As our hedging activities are generally designed to lock-in a specified price or range of prices, realized gains or losses on the derivative contracts utilized in the hedging activities generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged at the time the transactions occur. However, due to mark-to-market accounting, during the term of the derivative contracts, significant unrealized, non-cash gains and losses may be recorded in the income statement (see Note 12 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report). We may also be exposed to margin calls placed on derivative contracts, which we try to minimize or offset through the management of counterparty credit lines, the utilization of options as part of our hedging activities, or both. We regularly review the creditworthiness of our derivative counterparties and do not expect to incur a significant loss from the failure of any counterparties to perform under any agreements.
The fair value of our derivatives recorded on the Consolidated Balance Sheets at December 31, 2011 and December 31, 2010 was $(23.8) million and $0.7 million, respectively. The decrease in the aggregate fair value during 2011 was primarily due to (i) decreases in underlying primary aluminum, gas and electricity prices, partially offset by (ii) a net increase in the fair value of derivatives related to the Notes primarily as a result of decrease in our stock price at December 31, 2011. The changes in market value of derivative contracts resulted in the recognition of a $25.9 million unrealized mark-to-market loss on derivatives, which we consider to be a non-run-rate item (see Note 12 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report).
Fair Value Measurement
We apply the fair value hierarchy for the recognition and measurement of assets and liabilities. An asset or liability’s fair value classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We also consider counterparty risk in our assessment of fair value.
The fair values of financial assets and liabilities are measured on a recurring basis. We have elected not to carry all financial assets and liabilities at fair value, other than as required by GAAP. Financial assets and liabilities that we carry at fair value, as required by GAAP, include (i) our derivative instruments, (ii) the plan assets of the VEBAs and our Canadian defined benefit pension plan, and (iii) available for sale securities, consisting of the investments related to our deferred compensation plan.
The majority of our non-financial assets and liabilities, which include goodwill, intangible assets, inventories and property, plant, and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur (or at least annually for goodwill), an evaluation of a non-financial asset or liability is required, potentially resulting in an adjustment to the carrying amount of such asset or liability.
Below is a discussion of the fair value inputs to our material financial assets and liabilities measured and carried at fair value:
     Commodity, Energy, Electricity and Foreign Currency Hedges — The fair values of a majority of these derivative contracts are based upon trades in liquid markets. Valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are generally classified within Level 2 of the fair value hierarchy (see Note 13 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report). We, however, have some derivative contracts that do not have observable market quotes. For these financial instruments, we use significant other observable inputs (e.g., information concerning regional premiums for swaps). Where appropriate, valuations are adjusted for various factors, such as bid/offer spreads.
     Cash Conversion Feature of the Notes and Call Options — The value of the cash conversion feature of the Notes is measured as the difference between the estimated fair value of the Notes and the estimated fair value of the Notes without the cash conversion feature. The Call Options are valued using a binomial lattice valuation model. See Note 13 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional disclosure regarding these valuations; such disclosure is incorporated herein by reference.
     Employee Benefit Plan and VEBA Assets — In determining the fair value of employee benefit plan and VEBA assets, we utilize primarily the results of valuations supplied by the investment advisors responsible for managing the assets of each plan. We have no management control over, or administration role with respect to, either the Union VEBA or the Salaried VEBA. Both VEBAs are managed and administered by separate trustees and organizations, and we have no control over the plan assets. We depend upon the VEBA administrators to provide asset information to us in a timely, complete and accurate manner. The VEBA administrators have no obligation to provide such information to us.
Certain plan assets are valued based upon unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets (e.g., liquid securities listed on an exchange). Such assets are classified within Level 1 of the fair value hierarchy. Valuation of other invested plan assets is based on significant observable inputs (e.g., net asset values of registered investment companies, valuations derived from actual market transactions, broker-dealer supplied valuations, or correlations between a given U.S. market and a non-U.S. security). Valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are classified within Level 2 of the fair value hierarchy. Our Canadian pension plan assets and the plan assets of the VEBAs are measured annually on December 31.
Restructuring Activities

During 2008 and 2009, we closed our Tulsa, Oklahoma facility and curtailed operations at our Bellwood, Virginia facility to focus solely on drive shaft and seamless tube products. These restructuring activities reduced excess capacity in our manufacturing system and costs related to maintaining such excess capacity. These restructuring efforts were substantially completed by the end of 2009. There was no cash restructuring obligation at December 31, 2011. See Note 16 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for additional detail on our restructuring liability.
Segment and Business Unit Information
For the purposes of segment reporting under GAAP, as of December 31, 2011, we had one reportable segment, Fabricated Products. Prior to January 1, 2012, we also had three other business units, which we combined into All Other. All Other consisted of Secondary Aluminum, Hedging and Corporate and Other business units. The Fabricated Products segment sells value added products such as heat treat sheet and plate and extruded rod, bar, wire, and tube products, which are primarily used in four end market segments: aerospace and high strength products (which we refer to as Aero/HS products), general engineering products (which we refer to as GE products), extrusions for automotive applications (which we refer to as Automotive Extrusions), and other industrial products (which we refer to as Other products). The Secondary Aluminum business unit sells value added products such as ingot and billet produced by Anglesey, and receives a portion of a premium over normal commodity market prices. Our Hedging business unit conducted hedging activities in respect of British Pound Sterling exchange rate risk relating to Anglesey’s smelting operations through September 30, 2009. Our Corporate and Other business unit provides general and administrative support for our operations. All Other is not considered a reportable segment. The accounting policies of the segment and business units are the same as those described in Note 1 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report. Segment results are evaluated internally before interest expense, other expense (income) and income taxes.
Fabricated Products
The table below provides selected operational and financial information (in millions of dollars except shipments and average realized sales price) for our Fabricated Products segment for 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
Shipments (mm lbs)	560.9	514.2	428.5
Composition of average realized sales price (per pound):
Hedged cost of alloyed metal	$1.17	$1.02	$0.89
Average realized value added revenue	$1.15	$1.08	$1.20
Average realized sales price	$2.32	$2.10	$2.09
Net sales	$1,301.3	$1,078.8	$897.1
Segment Operating Income	$83.6	$81.7	$148.4

The table below provides shipment and value added revenue information (in millions of dollars except shipments and value added revenue per pound) for our end market segment applications for 2011, 2010 and 2009 for our Fabricated Products segment:

	Years Ended December 31,
	2011	2010	2009
Shipments (mm lbs):
Aero/HS Products	192.0	158.9	144.8
GE Products	220.2	217.4	189.0
Automotive Extrusions	62.8	54.2	36.2
Other Products	85.9	83.7	58.5
	560.9	514.2	428.5
Value added revenue:[1]
Aero/HS Products	$376.5	$295.4	$278.0
GE Products	175.2	174.0	164.7
Automotive Extrusions	51.6	45.6	31.3
Other Products	40.9	40.9	39.4
	$644.2	$555.9	$513.4
Value added revenue per pound:
Aero/HS Products	$1.96	$1.86	$1.92
GE Products	0.80	0.80	0.87
Automotive Extrusions	0.82	0.84	0.86
Other Products	0.48	0.49	0.67
	$1.15	$1.08	$1.20
_______________________________

1     Value added revenue represents net sales less hedged cost of alloyed metal.
Effective January 1, 2011, we purchased the Chandler, Arizona (Extrusion) facility, and related assets, of Alexco, which manufactures hard alloy extrusions for the aerospace industry. The Chandler, Arizona (Extrusion) facility is a well-established supplier of aerospace extrusions, and the acquisition positions us in a significant market segment that provides a natural complement to our offerings of sheet, plate, cold finish rod and bar and drawn tube products for aerospace applications. We paid net cash consideration of $83.2 million with existing cash on hand of $4.9 million and assumed certain liabilities totaling approximately $1.0 million. Total acquisition related expenses were $0.1 million and $0.4 million for the years ended December 31, 2011 and December 31, 2010, respectively. Such expenses are included within Selling, administrative, research and development, and general expenses. See Note 5 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for additional pro forma information relating to the acquisition.
The transaction generated approximately $34.1 million of goodwill and $35.4 million of intangible assets relating primarily to customer relationships. The intangible assets are expected to be amortized over an estimated weighted-average useful life of approximately 25 years. See Note 6 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information relating to goodwill and intangible assets arising from this acquisition.
For 2011, Net sales of fabricated products increased by 21% to $1,301.3 million, as compared to 2010, due primarily to a 10% increase in average realized sales price and a 9% increase in shipments. The increase in shipments was comprised of (i) a 21% increase in Aero/HS products shipments primarily due to higher commercial aerospace demand for plate and sheet products as well as the inclusion of shipments out of the acquired Chandler, Arizona (Extrusion) and the Florence, Alabama facilities, (ii) a 16% increase in Automotive Extrusion shipments as we saw new aluminum automotive extrusion programs using our products ramp up as well as an increase in existing programs due to the increase in North American automotive build rates, and (iii) moderate increases in shipments and mix shifts among our GE and Other products. Average realized sales price increased, reflecting both higher underlying hedged, alloyed metal prices passed through to customers as well as higher value-added revenue per pound as compared to 2010.
For 2010, Net sales of fabricated products increased by 20% to $1,078.8 million, as compared to 2009, due primarily to a 20% increase in shipments reflecting improved economic conditions and significantly stronger demand for GE products and Automotive Extrusions, as destocking by our distributor customers that was prevalent in 2009 abated in 2010 and automotive build rates improved over the prior year. Shipments of Aero/HS products were moderately higher in 2010, reflecting improved demand mitigated by continued destocking of aerospace plate products. Average realized sales price increased slightly reflecting higher underlying hedged, alloyed metal prices passed through to customers, largely offset by lower value-added revenue per pound as compared to 2009. The decline in value-added revenue per pound was due to a shift in mix toward lower margin products and slightly lower pricing during the year.
Operating income in the Fabricated Products segment for 2011, 2010 and 2009 included several large non-run-rate items. These items are listed below (in millions of dollars):

	Years Ended December 31,
	2011	2010	2009
Operating income	$83.6	$81.7	$148.4
Impact to operating income of non-run-rate items:
Adjustments to plant-level LIFO[1]	(0.2)	(0.6)	(3.2)
Non-cash lower of cost or market inventory write-down	—	—	(9.3)
Mark-to-market (losses) gains on derivative instruments[2]	(29.9)	(0.7)	66.1
Workers' compensation expense due to a change in discount rate[3]	(3.1)	—	—
Restructuring benefits (charges)	0.3	0.3	(5.4)
Asset impairment charges	—	(3.9)	—
Environmental expenses	(1.7)	(13.6)	(0.7)
Total non-run-rate items	(34.6)	(18.5)	47.5
Operating income excluding non-run-rate items	$118.2	$100.2	$100.9
_______________________

[1]
We manage our Fabricated Products segment business on a monthly LIFO basis at each plant, but report inventory externally on an annual LIFO basis in accordance with GAAP on a consolidated basis. This amount represents the conversion from GAAP LIFO applied on a consolidated basis for the Fabricated Products segment to monthly LIFO applied on a plant-by-plant basis. This amount was presented on a gross basis separately as LIFO gain (loss) and Metal loss (gain) in our Annual and Quarter Reports on Forms 10-K and 10-Q for each of the prior annual and interim periods.

[2]
Our pricing of fabricated aluminum products is generally intended to lock in a conversion margin (representing the value added from the fabrication process(es)) and to pass metal price risk to our customers. However, in certain instances we enter into firm-price arrangements with our customers and incur price risk on our anticipated primary aluminum purchases in respect of such customer orders.We use third-party hedging instruments to limit exposure to metal price risks related to firm-price customer sales contracts. In addition, we also use third-party hedging instruments to limit exposure to energy price risks. These amounts represent the unrealized (losses) gains on these derivative instruments.

[3]
Amount represents a portion of the workers' compensation expense in 2011 resulting from the change in the discount rates applied in estimating workers compensation liabilities. We consider such expense to be non-run-rate because such amounts are not related to the incurrence and resolution of workers compensation claims. Non run-rate workers' compensation expense in 2010 and 2009 were not material because discount rates did not fluctuate significantly.

As noted above, operating income excluding identified non-run-rate items for 2011 was $18.0 million higher than for 2010. Operating income excluding identified non-run-rate items for 2010 was $0.7 million lower than for 2009. Operating income excluding non-run-rate items for 2011 as compared to 2010 and for 2010 as compared to 2009 reflects the following impact:

	2011 vs. 2010 Favorable/(Unfavorable)	2010 vs. 2009 Favorable/(Unfavorable)
Sales impact	$42.2	$10.0
Realized gains (losses) on primary aluminum derivative positions	2.0	(14.1)
Manufacturing efficiency (decreases) increases	(8.7)	9.0
Energy & freight related costs	(6.1)	4.4
Depreciation and amortization	(5.4)	(3.2)
Selling, general, administrative and research and development expense	(4.4)	(1.1)
Currency exchange related	(1.3)	(2.8)
Planned major maintenance	(0.2)	(2.7)
Other	(0.1)	(0.2)
Total	$18.0	$(0.7)

The favorable sales impact in 2011 compared to 2010 was due to higher overall shipments of virtually all products, including additional shipments from the Chandler, Arizona (Extrusion) and Florence, Alabama facilities, which were acquired in January 2011 and August 2010, respectively.

Outlook

The long-term prospects for aerospace and high strength applications remain strong, and we continue to expect strong demand growth for our products driven by increasing build rates, larger airframes, and continued conversion to monolithic design. We are well positioned to meet this growing demand. Our value added revenue for aerospace applications achieved record levels in 2011, and we expect robust demand to continue in 2012.

We also continue to be optimistic about automotive growth opportunities attributable to increasing aluminum extrusion content and higher build rates, which we anticipate will continue for the next several years. Demand for our general engineering applications continues to reflect an ongoing, slow but steady economic recovery. We expect to see improving demand and normal seasonal strength for our automotive and general engineering applications in the first half of 2012.

Longer term, we are well positioned in attractive, growing markets, particularly aerospace and automotive. With improving demand and the benefit from our organic and acquisition investments yet to be realized, our long-term earnings potential remains strong. As evidenced by the expansion of our aerospace extrusion capacity at the Chandler, Arizona (Extrusion) facility and plans for further expansion of our aerospace plate capacity at the Spokane, Washington facility, announced in 2011, we continue to have additional opportunities for growth. In addition, we will continue to consider complementary acquisitions.

All Other
As of December 31, 2011, All Other consisted of Secondary Aluminum, Hedging and Corporate and Other business units. The Secondary Aluminum business unit sells value added products such as ingot and billet produced by Anglesey, for which we receive a portion of a premium over normal commodity market prices. Our Hedging business unit conducted hedging activities in respect to British Pound Sterling exchange rate risk relating to Anglesey’s smelting operations through September 30, 2009. Our Corporate and Other business unit provides general and administrative support for our operations. All Other is not considered a reportable segment.
Secondary Aluminum. We own a 49% interest in Anglesey, which owns and operates a secondary aluminum remelt and casting facility in Holyhead, Wales. Anglesey produces value-added secondary aluminum ingot and billet and sells 49% of its output to us. We in turn sell the secondary aluminum products to a third party, receiving a portion of a premium over normal commodity market prices in transactions structured to largely eliminate our metal price and currency exchange rate risks with respect to our income and cash flow related to Anglesey. Because we in substance act as an agent in connection with sales of secondary aluminum produced by Anglesey, our sales of such secondary aluminum are presented net of the cost of sales. Accordingly, net sales and operating income in 2011 were zero.
Anglesey operated as a primary aluminum smelter until September 30, 2009, when it fully curtailed its smelting operations due to the inability to find affordable power upon the expiration of its long-term power contract.

Although Anglesey is decommissioning a portion of the site and pursuing the disposition of some of its assets, Anglesey currently expects to continue to conduct secondary aluminum remelt and casting operations. We do not expect those efforts to impact our results or result in any distribution by Anglesey to its owners.
See Note 3 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for additional details on our investment in Anglesey and the suspension of equity method of accounting with respect to our ownership in Anglesey.
The table below provides selected operational and financial information (in millions of dollars except shipments and prices) for Anglesey-related primary and secondary aluminum activities:

	Years Ended December 31,
	2011	2010 [1]	2009
Shipments (mm lbs)	—	0.4	113.9
Average realized sales price (per pound)	$—	$0.92	$0.79
Net sales	$—	$0.3	$89.9
Operating Income	$—	$0.1	$8.4
_________________________________

[1]
Shipments, net sales and operating income in 2010 represents residual activity of primary aluminum purchased from Anglesey while it operated as a smelter (prior to September 30, 2009) and resold by us in the first quarter of 2010.

The following table recaps the major components of the operating results from Anglesey-related primary and secondary aluminum activities for 2011, 2010 and 2009 (in millions of dollars):

	Years Ended December 31,
	2011	2010	2009
Profit on metal sales from smelting operations (net of alumina sales)[1]	$—	$0.1	$10.2
Impairment of investment in Anglesey	—	—	(1.8)
	$—	$0.1	$8.4
_______________________________

[1]
Operating income represents earnings on metal purchases from Anglesey and resold by us and on alumina purchases from third parties by us and sold to Anglesey while it operated as a smelter. Such earnings were impacted by the market price for primary aluminum and alumina pricing, offset by the impact of foreign currency translation.

     Hedging Activities. The Hedging business unit used third-party hedging instruments to limit our exposure to the British Pound Sterling exchange rate relating to Anglesey’s smelting operations through September 30, 2009.
The table below provides a detail of operating income (in millions of dollars) from our Hedging business unit for 2009:

Year Ended
December 31, 2009
Derivative settlements — Pound Sterling	(12.2)
Mark-to-market on Pound Sterling derivatives	14.4
Operating income	$2.2

Corporate and Other Activities. Operating expenses within the Corporate and Other business unit represent general and administrative expenses that are not allocated to other business units or segments. The table below presents non-run-rate items within the Corporate and Other business unit, operating expense and operating expense excluding non-run-rate items (in millions of dollars) for 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
Operating expense	$(28.6)	$(40.7)	$(40.3)
Impact to operating expense of non-run-rate items:
VEBA net periodic benefit income (cost)[1]	6.0	(5.1)	(5.3)
Environmental expense	(2.2)	(0.3)	(1.7)
Workers' compensation expense due to a change in discount rate[2]	(0.7)	—	—
Other operating benefits (charges)	0.3	(0.1)	0.9
Total non-run-rate items	3.4	(5.5)	(6.1)
Operating expense excluding non-run-rate items	$(32.0)	$(35.2)	$(34.2)
_______________________

[1]
We have no claim over the VEBAs' plan assets nor any responsibility for the VEBAs' accumulated postretirement obligations. Our only financial obligations to the VEBAs are to pay the annual variable contributions and certain administrative fees. Nevertheless, based on discussions with the staff of the SEC, for accounting purposes we treat the postretirement medical benefits to be paid by the VEBAs and our related annual variable contribution obligations as defined benefit postretirement plans with the current VEBA assets and future variable contributions, and earnings thereon, operating as a cap on the benefits to be paid. Accordingly, we record net periodic postretirement benefit income (costs), which we consider to be non-run-rate, and record any difference between the assets of each VEBA and its accumulated postretirement benefit obligation in our consolidated financial statements. See Note 8 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information relating to the VEBAs.

[2]
Amount represents a portion of the workers' compensation expense in 2011 resulting from the change in the discount rates applied in estimating workers compensation liabilities. We consider such expense to be non-run-rate because such amounts are not related to the incurrence and resolution of workers compensation claims. Non-run-rate workers' compensation expense in 2010 and 2009 were not material because discount rates did not fluctuate significantly.

Corporate operating expenses excluding non-run-rate items for 2011 were $3.2 million lower than such expenses for the comparable period in 2010. The decrease primarily reflects (i) lower workers' compensation expense (excluding the impact of discount rate applied in estimating workers' compensation liabilities) related to our non-operating locations of $2.9 million due to higher estimated incurred but not reported expenses in 2010 relating to historical workers' compensation cases and lower estimated case reserve in 2011, (ii) lower medical expense of $1.6 million due to a reduction in medical claims and incurred but not reported expense relating to our retired employees, partially offset by (i) a $0.6 million increase in employee compensation expense relating to salaries and wages and our incentive programs and (ii) a $0.4 million increase in professional fees and general and administrative expenses.

Corporate operating expenses excluding non-run-rate items for 2010 were $1.0 million higher than such expenses for the comparable period in 2009. The increase primarily reflects (i) a $1.6 million increase in employee compensation expense relating to our short-term incentive program and other benefit programs and (ii) a $2.0 million increase in workers’ compensation expense relating to historical workers’ compensation cases due to changes in estimated incurred but not reported expenses, partially offset by a $2.3 million decrease in non-cash stock compensation expense due to timing of vesting and changes in vesting assumptions relating to performance shares in connection with our long-term incentive programs.
Other Information
We have significant federal income tax attributes, including sizable net operating loss carry-forwards. Under Section 382(l)(5) of the Code (“Section 382”), our ability to use our federal income tax attributes following a more than 50% change in ownership during any period of 36 consecutive months, all as determined under the Code (an “ownership change”) would be limited annually to an amount equal to the product of (i) the aggregate value of our outstanding common shares immediately prior to the ownership change and (ii) the applicable federal long-term tax exempt rate in effect on the date of the ownership change.
To reduce the risk that an ownership change under Section 382 would jeopardize our ability to fully use our federal income tax attributes, our certificate of incorporation prohibits certain transfers of our equity securities without the prior approval of our Board of Directors if either (a) the transferor holds 5% or more of the total fair market value of all of our issued and outstanding equity securities (such person, a “5% shareholder”) or (b) as a result of such transfer, either (i) any person or group of persons would become a 5% shareholder or (ii) the percentage stock ownership of any 5% shareholder would be increased (any such transfer, a “5% transaction”). Additionally, to reduce the risk of an ownership change under Section 382, the ability of the Union VEBA, one of our largest shareholders, to sell common shares without the approval of our Board of Directors is limited by a stock transfer restriction agreement. In January 2012, in accordance with the stock transfer restriction agreement and our certificate of incorporation, our Board of Directors granted its written approval permitting the Union VEBA to sell any and all of the 1,321,485 shares that the Union VEBA would be entitled to sell during 12-month period beginning March 24, 2012 at any time during such 12-month period.
Issuances of new common shares also must be considered in determining whether an ownership change has occurred under Section 382. We estimate that we can currently issue approximately 48.9 million common shares without triggering an ownership change. However, 5% transactions would decrease the number of common shares we can issue during any 36 month period without triggering an ownership change and impairing our ability to use our federal income tax attributes. Similarly, any issuance of common shares by us would limit the number of shares that could be transferred in 5% transactions. If at any time we were to issue the maximum number of common shares without triggering an ownership change under Section 382, there could be no 5% transactions during the 36-month period thereafter without potentially impairing our ability to use of our federal income tax attributes.
Liquidity and Capital Resources
Summary
Cash and cash equivalents were $49.8 million at December 31, 2011, compared to $135.6 million at December 31, 2010. The decrease in cash and cash equivalents is primarily related to $83.2 million of net cash consideration paid to purchase the Chandler, Arizona (Extrusion) facility effective January 1, 2011. See “Cash Flows” below for additional information.
Cash equivalents consist primarily of money market accounts, investments with an original maturity of three months or less when purchased, and other highly liquid investments. We place our cash in bank deposits and money market funds with high credit quality financial institutions which invest primarily in commercial paper and time deposits of prime quality, short-term repurchase agreements, and U.S. government agency notes. We have not experienced losses on our temporary cash investments.
In addition to our unrestricted cash and cash equivalents described above, we have restricted cash that is pledged or held as collateral in connection with workers’ compensation requirements and certain other agreements. Short-term restricted cash, which is included in Prepaid expenses and other current assets, totaled $7.8 million at December 31, 2011 and $0.9 million at December 31, 2010. Long-term restricted cash, which is included in Other Assets, was $10.4 million at December 31, 2011 and $16.3 million at December 31, 2010. The $6.9 million increase in short-term restricted cash and the corresponding decrease in long-term restricted cash during 2011 resulted from the anticipation of a release of funds held in a trust account within 12 months. Such funds were released to us in February 2012, and were reclassified from short-term restricted cash to cash and cash equivalents.
On September 30, 2011, we and certain of our subsidiaries amended and extended our credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (see Note 4 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report). There were no borrowings under our revolving credit facility as of December 31, 2011, nor were there borrowings on the prior revolving credit facility during the nine month ended September 30, 2011, or as of December 31, 2010.
Cash Flows
The following table summarizes our cash flows from operating, investing and financing activities for 2011, 2010 and 2009 (in millions of dollars):

	Years Ended December 31,
	2011	2010	2009
Total cash provided by (used in):
Operating activities:
Fabricated Products	$105.9	$103.8	$180.5
All Other	(43.1)	(37.5)	(52.8)
	$62.8	$66.3	$127.7
Investing activities:
Fabricated Products	$(115.3)	$(42.2)	$(59.2)
All Other	(1.0)	(4.2)	18.5
	$(116.3)	$(46.4)	$(40.7)
Financing activities:
Fabricated Products	$(8.4)	$—	$—
All Other	(23.9)	85.4	(56.9)
	$(32.3)	$85.4	$(56.9)

Operating Activities
     Fabricated Products — In 2011, Fabricated Products segment operating activities provided $105.9 million of cash. Cash provided in 2011 was primarily related to operating income excluding non-run-rate items, depreciation and amortization of $143.0 million and an increase in accounts payables of $11.4 million, partially offset by an increase in inventory of $31.8 million and increase in accounts receivable of $9.9 million.
In 2010, Fabricated Products segment operating activities provided $103.8 million of cash. Cash provided in 2010 was primarily related to operating income excluding non-run-rate items, depreciation and amortization of $119.6 million, an increase in accounts payables and other accrued liabilities of $14.3 million and an increase of $8.5 million in deferred revenue related primarily to cash received during the period from customers in advance of periods for which (i) production capacity is reserved, (ii) customer commitments have been deferred or reduced or (iii) performance is completed. The foregoing cash inflows were partially offset by an increase in inventory of $40.4 million.
In 2009, Fabricated Products’ operating activities provided $180.5 million of cash. Cash provided in 2009 was primarily related to operating income excluding non-run-rate items, depreciation and amortization of $117.1 million and significant cash flows from changes in current assets and liabilities, including a decrease in accounts receivables of $28.8 million, a decrease in inventory of $34.6 million, and an increase of $11.3 million in deferred revenues related primarily to cash received during the year from customers in advance of periods for which (i) production capacity is reserved, (ii) customer commitments have been deferred or reduced or (iii) performance is completed. The foregoing cash inflows were partially offset by a decrease in accrued liability of $10.9 million.
     All Other — Cash used in operations in All Other is comprised of (i) cash used in corporate and other activities, (ii) cash provided by (used in) hedging activities with respect to British Pound Sterling exchange rate in 2009 and (iii) cash provided (used) from Anglesey-related operating activities.
Corporate and other operating activities used $41.5 million, $46.0 million and $34.6 million of cash during 2011, 2010 and 2009, respectively. Cash outflow from Corporate and other operating activities in 2011 consisted primarily of payments in respect of cash general and administrative costs of $27.8 million, $9.7 million of interest payment relating to the Notes and the revolving credit facility and $2.2 million of variable VEBA contribution. Cash outflow from Corporate and Other operating activities in 2010 consisted primarily of payments in respect of cash general and administrative costs of $27.4 million, $5.5 million of interest payment relating to the Notes and the revolving credit facility, $2.8 million of variable VEBA contribution and $2.1 million of environmental costs. Cash outflow from Corporate and Other operating activities in 2009 consisted primarily of payments in respect of cash general and administrative costs of $26.1 million, variable VEBA contribution of $4.9 million and $1.6 million of interest payment relating to the revolving credit facility.
Hedging-related activities used $12.2 million of cash during 2009. Cash flows in our Hedging business unit are related to realized hedging losses on our derivative positions relating to British Pound Sterling exchange rate.
Anglesey-related activities (used) provided $(1.6) million, $8.5 million and $(6.0) million of cash in 2011, 2010 and 2009, respectively. Operating cash flows for 2011 and 2010 were related to changes in working capital. Operating cash flows 2009 was comprised of operating income from Anglesey-related activities and changes in working capital.
Investing Activities
     Fabricated Products — Cash used in investing activities for Fabricated Products was $115.3 million in 2011, compared to $42.2 million of cash used in 2010 and $59.2 million of cash used in 2009. Cash used in 2011 reflected $83.2 million used for the acquisition of our Chandler, Arizona (Extrusion) facility and $32.1 million used for capital expenditures. Cash used in investing activities in 2010 and 2009 was primarily related to our capital expenditures. See “Capital Expenditures” below for additional information.
     All Other — Investing activities in All Other is generally related to activities in restricted cash and capital expenditures within the Corporate and Other business unit. We have restricted cash on deposit as financial assurance for certain environmental obligations and workers’ compensation claims from the State of Washington. Cash used in investing activities in 2011 is comprised of deposit of $1.0 million of restricted cash relating to workers' compensation, $0.4 million of capital expenditures and $0.3 million payment to purchase available for sale securities in connection with our deferred compensation plan, partially offset by $0.7 million cash proceeds from the sale of property. Cash used in investing activities in 2010 is comprised primarily of the purchase of $4.4 million of available for sale securities in connection with our deferred compensation plan, a return of $1.1 million of restricted cash to us relating to workers' compensation deposit, partially offset by $0.9 million of capital expenditures. Cash generated from investing activities in All Other in 2009 represented the return of a portion the 2008 deposits relating to workers' compensation with the State of Washington and margin call deposits to our counterparties relating to our derivative positions at December 31, 2008.
Financing Activities
Fabricated Products — Cash used in financing activities for Fabricated Products in 2011 was $8.4 million, relating primarily to a $7.0 million full repayment of the outstanding principal balance of the promissory note in connection with the purchase of the land and building of our Los Angeles, California facility and principal payments in respect of the note issued by us in connection with the acquisition of our Florence, Alabama facility.
All Other — Cash used by financing activities in 2011 was $23.9 million, primarily representing (i) $18.9 million of cash dividends paid to our stockholders, including holders of restricted stock, and dividend equivalents paid to holders of restricted stock units and to holders of performance shares with respect to one half of performance shares, (ii) $2.1 million of financing costs paid in connection with the amendment of our revolving credit facility and (iii) $3.1 million of cash used to repurchase our common stock to satisfy employees' minimum statutory withholding taxes resulting from the vesting of employee restricted stock, restricted stock units and performance shares.
Cash provided by financing activities in 2010 was $85.4 million. The cash inflow was primarily related to the issuance of the Notes and related transactions. We received $169.2 million of net proceeds from the Notes offering after deducting the initial purchasers’ discounts and transaction fees and fees and expenses of $5.8 million. In connection with the issuance of the Notes, we paid $31.4 million to purchase the Call Options and received $14.3 million for issuing net-share-settled warrants (the "Warrants"). In addition, we used $44.2 million of the net proceeds from the Notes transaction to repurchase approximately 1.2 million shares of our common stock. In addition to the financing transactions relating to the Notes, we also paid $19.0 million in cash dividends to our stockholders, including holders of restricted stock, and dividend equivalents to holders of restricted stock units and to holders of performance shares with respect to one half of performance shares in 2010.
Cash used in financing activities in the 2009 was $56.9 million. The cash outflow was primarily related to the repayment of net borrowings under our revolving credit facility of $36.0 million and $19.6 million in cash dividends and dividend equivalents.
Sources of Liquidity
We believe our most significant sources of liquidity are funds generated from the expected results of operations, available cash and cash equivalents, and borrowing availability under our revolving credit facility. We believe these sources will be sufficient to finance our cash requirements, including those associated with our strategic investments and existing expansion plans, for at least the next 12 months. Nevertheless, our ability to satisfy our working capital requirements and debt service obligations and to fund planned capital expenditures will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions) and financial, business and other factors, some of which are beyond our control.
Our revolving credit facility matures in September 2016 and provides for borrowings up to $300.0 million (subject to borrowing base limitations), of which up to a maximum of $60.0 million may be utilized for letters of credit. Our revolving credit facility may, subject to certain conditions and the agreement of lenders thereunder, be increased up to $350.0 million.

The table below summarizes recent availability and usage of our revolving credit facility (in millions of dollars except for borrowing rate):

	December 31, 2011	February 23, 2012
Borrowing commitment	$300.0	$300.0
Borrowing base availability	$260.5	$284.5
Outstanding borrowings	$—	$—
Outstanding letters of credit	$8.9	$8.9
Net remaining borrowing availability	$251.6	$275.6
Borrowing rate (if applicable)[1]	4.0%	4.0%
_______________________

[1]	Such borrowing rate, if applicable, represents the interest rate to any overnight borrowings under the revolving credit facility.
At December 31, 2011, we were in compliance with all covenants contained in our revolving credit facility. We do not believe that covenants contained in our revolving credit facility are reasonably likely to limit our ability to raise additional debt or equity, should we choose to do so during the next 12 months, nor do we believe it is likely that during the next 12 months we will trigger the availability threshold that would require measuring and maintaining a fixed charge coverage ratio.
See Note 4 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for a description regarding our revolving credit facility; such description is incorporated herein by reference.
Debt

Mandatory principal payment on the outstanding Notes will be $175.0 million in April 2015, assuming no early conversions of the Notes. The Notes were not convertible as of December 31, 2011, and we do not expect the Notes to be converted by investors prior to the first quarter of 2015 (if at all). See Note 3 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for information on the circumstances in which the Notes will become convertible prior to January 1, 2015.

Mandatory principal payments on the promissory note issued in connection with our acquisition of the Florence, Alabama facility (the "Nichols Promissory Note") are $1.3 million in each of the years of 2012, 2013 and 2014, and $0.8 million in 2015. See Note 4 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information relating to the Nichols Promissory Note.
Investments and Capital Expenditures

Effective January 1, 2011, we acquired the Chandler, Arizona (Extrusion) facility, which manufacturers hard alloy extrusions for the aerospace industry. We paid cash consideration of $83.2 million (net of $4.9 million cash received in the acquisition) with existing cash on hand, and assumed certain liabilities totaling approximately $1.0 million. See Note 5 of Notes to Consolidated Financial Statements in Item 8. “Financial Statements and Supplementary Data” of this Report for information about the assets acquired and liabilities assumed in connection with this transaction.
A component of our long-term strategy is our capital expenditure program including our organic growth initiatives. Total capital expenditures were $32.5 million, $38.9 million and $59.2 million for 2011, 2010 and 2009, respectively.
During 2011 we commenced projects to increase capacity at our Chandler, Arizona (Extrusion) facility and at our Spokane, Washington facility to meet growing demand for aerospace extrusions and heat treat plate applications. Spending at these two locations comprised over half of our capital expenditures in 2011.
Our Kalamazoo, Michigan extrusion and remelt facility comprised a small portion of expenditures in 2011 and the majority of our capital expenditures in 2010 and 2009. The facility improves the capabilities, product quality and efficiency of our soft alloy rod and bar operations and provides a platform for future growth for extrusion applications.
The rest of our capital spending was spread among our manufacturing locations on projects expected to reduce operating costs, improve quality, increase capacity or enhance operational security.
We expect total capital expenditures and investments for Fabricated Products will be in the $40.0 million to $50.0 million range for all of 2012 and will be funded using cash generated from operations, available cash and cash equivalents, borrowings under the revolving credit facility and/or other third-party financing arrangements. We expect to have additional opportunities for growth that will support capital spending over the next few years at a pace equaling or exceeding the pace of 2011.

The level of anticipated capital expenditures may be adjusted from time to time depending on our business plans, our price outlook for fabricated aluminum products, our ability to maintain adequate liquidity and other factors. No assurance can be provided as to the timing of any such expenditures or the operational benefits expected therefrom.
Dividends
During 2011, 2010 and 2009, we paid a total of $18.9 million, $19.0 million and $19.6 million, or $0.96, $0.96 and $0.96 per common share, respectively, in cash dividends to our stockholders, including the holders of restricted stock, and in dividend equivalents to the holders of restricted stock units and the holders of performance shares with respect to one half of the performance shares issued under our equity and performance incentive plan.
On January 13, 2012, we announced that our Board of Directors approved the declaration of a quarterly cash dividend of $0.25 per common share, or $4.9 million (including dividend equivalents), which was paid on or about February 15, 2012 to stockholders of record at the close of business on January 24, 2012.
The future declaration and payment of dividends, if any, will be at the discretion of the Board of Directors and will depend on a number of factors, including our financial and operating results, financial position, and anticipated cash requirements. We can give no assurance that dividends will be declared and paid in the future.
Stock Repurchase Plan
In June 2008, our Board of Directors approved a program for the repurchase of up to $75.0 million of our common shares to occur in open-market or privately negotiated transactions, at such times and prices as management deems appropriate, to be funded with our excess liquidity after giving consideration to internal and external growth opportunities and future cash flows. The program may be modified, extended or terminated by our Board of Directors at any time. All shares repurchased under this stock repurchase program were treated as treasury shares. As of December 31, 2011, $46.9 million remained available under this repurchase authorization.
During the first quarter of 2010, in connection with the issuance of the Notes, and pursuant to a separate authorization from our Board of Directors, we repurchased approximately 1.2 million shares of our outstanding common stock for $44.2 million, in privately negotiated, off-market transactions.
Under our Amended and Restated 2006 Equity and Performance Incentive Plan, participants may elect to have us withhold common shares to satisfy minimum statutory tax withholding obligations arising in connection with the vesting of non-vested shares, restricted stock units and performance shares. Any such shares withheld are canceled by us on the applicable vesting dates, which correspond to the times at which income to the employee is recognized. When we withhold these common shares, we are required to remit to the appropriate taxing authorities the fair value of the shares withheld as of the vesting date. The number of shares withheld is determined based on the closing price per common share as reported on the Nasdaq Global Select Market on such dates. During 2011, we withheld 62,637 shares of common stock to satisfy employees' minimum statutory tax withholding obligations. The withholding of common shares by us on the vesting date is deemed a purchase of the common shares.
Restrictions Related to Equity Capital
As discussed in Note 8 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” and elsewhere in this Report, there are restrictions on the transfer of our common shares.
Environmental Commitments and Contingencies
We are subject to a number of environmental laws, fines or penalties assessed for alleged breaches of the environmental laws, and to claims based upon such laws.
We have established procedures for regularly evaluating environmental loss contingencies, including those arising from environmental reviews and investigations and any other environmental remediation or compliance matters. Our environmental accruals represent our undiscounted estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, existing requirements, currently available facts, existing technology, and our assessment of the likely remediation actions to be taken.
During the third quarter of 2010, we increased our environmental accruals in connection with our submission of a draft feasibility study to the Washington State Department of Ecology on September 8, 2010. The draft feasibility study included recommendations for a range of alternative remediations to primarily address the historical use of oils containing polychlorinated biphenyls, or PCBs, at our Trentwood facility in Spokane, Washington which may be implemented over the next 30 years. During 2011, we continued to work with the Washington State Department of Ecology to revise the draft feasibility study and to determine viable remedial approaches. As of December 31, 2011, no agreement with the Washington State Department of Ecology had been reached on the final remediation approach. The draft feasibility study is still subject to further reviews, public comment and regulatory approvals before the final consent decree is issued. We expect the consent decree to be issued in late 2012.
At December 31, 2011, environmental accrual of $22.0 million represented our best estimate of the incremental cost based on proposed alternatives in the draft feasibility study related to our Trentwood facility in Spokane, Washington and on investigational studies and other remediation activities occurring at certain other locations owned by us. We expect that these remediation actions will be taken over the next 30 years and estimate that the incremental direct costs attributable to the remediation activities to be charged to these environmental accruals will be approximately $1.2 million in 2012, $3.6 million in 2013, $1.8 million in 2014, $0.8 million in 2015, $0.6 million in 2016 and $14.0 million for years thereafter through the balance of the 30-year period.
As additional facts are developed, feasibility studies are completed, draft remediation plans are modified, necessary regulatory approval for the implementation of remediation are obtained, alternative technologies are developed, and/or other factors change, there may be revisions to management’s estimates, and actual costs may exceed the current environmental accruals. We believe at this time that it is reasonably possible that undiscounted costs associated with these environmental matters may exceed current accruals by amounts that could be, in the aggregate, up to an estimated $21.7 million over the next 30 years. It is reasonably possible that our recorded estimate change in the next 12 months.
Contractual Obligations, Commercial Commitments, and Off-Balance Sheet and Other Arrangements
Contractual Obligations and Commercial Commitments
We are obligated to make future payments under various contracts such as long-term purchase obligations and lease agreements. We have grouped these contractual obligations into operating activities, investing activities and financing activities in the same manner as they are classified in our Statements of Consolidated Cash Flows included in Item 8. “Financial Statements and Supplemental Data” in order to provide a better understanding of the nature of the obligations and to provide a basis for comparison to historical information.
The following table provides a summary of our significant contractual obligations at December 31, 2011 (dollars in millions):

		Payments Due by Period
	Total	2012	2013	2014	2015	2016	2017 and Thereafter
Operating activities:[1]
Purchase obligations	$288.3	$279.0	$1.4	$1.4	$1.4	$1.4	$3.7
Operating leases	55.8	7.5	6.4	3.6	3.0	2.3	33.0
Environmental liability	22.0	1.2	3.6	1.8	0.8	0.6	14.0
Deferred revenue arrangement	16.8	13.5	3.3	—	—	—	—
Investing activities:[2]
Capital equipment	1.6	1.6	—	—	—	—	—
Financing activities:[3]
Principal on the Notes[4]	175.0	—	—	—	175.0	—	—
Interest on the Notes[4]	27.6	7.9	7.9	7.9	3.9	—	—
Commitment fees on revolving credit facility[5]	6.9	1.5	1.5	1.5	1.5	0.9	—
Principal on Nichols Promissory Note	4.7	1.3	1.3	1.3	0.8	—	—
Other:
Standby letters of credit[6]	9.9					8.9
Uncertain tax liabilities[7]	13.4	—
Deferred compensation plan liability[8]	5.1
Total contractual obligations[9]	$627.1	$313.5	$25.4	$17.5	$186.4	$14.1	$50.7

__________________________
1    See “Obligations for Operating Activities” below.
2    See “Obligations for Investing Activities” below.
3    See “Obligations for Financing Activities” below.

[4]	The timing of the principal payment with respect to the Notes is based on the assumption no early conversion occurs. Interest obligations on the Notes are based on scheduled interest payments.

[5]
Future commitment fees are estimated based on the amount of unused credit under our revolving credit facility at December 31, 2011 and assuming no extension of terms beyond the current maturity date of our revolving credit facility which is September of 2016.

[6]
Of the $9.9 million of standby letters of credit, $8.9 million represents letters of credit issued under our revolving credit facility. The letters of credit provide financial assurance of our payment of obligations, primarily related to workers' compensation and environmental compliance, for which specific timing of such payments is uncertain. The letters of credit generally automatically renew every 12 months and terminate when the underlying obligations no longer require assurance or upon the maturity of our revolving credit facility in September of 2016 (for those letters of credit issued under the facility).

[7]
At December 31, 2011, we had uncertain tax positions which ultimately could result in tax payments. As the amount of ultimate tax payments beyond 2012 is contingent on the tax authorities’ assessment, it is not practical to present annual payment information.

[8]
The amount represents liability relating to our deferred compensation plan for certain key employees. As the distribution amount is contingent upon vesting and other eligibility requirements, it is not practical to present annual payment information.

[9]
Total contractual obligations exclude future annual variable cash contributions to the VEBAs, which cannot be determined at this time. At December 31, 2011, we determined the variable cash contribution to the VEBAs in 2012 to be zero. See “Off-Balance Sheet and Other Arrangements” below for a description of our annual variable cash obligations to the VEBAs.

Obligations for Operating Activities
Cash outlays for operating activities primarily consist of purchase obligations with respect to primary aluminum, other raw materials and electricity, and payment obligations under operating leases.
We have various contracts with suppliers of aluminum that require us to purchase minimum quantities of aluminum in future years at a price to be determined at the time of purchase based primarily on the underlying metal price at that time. Amounts included in the table are based on minimum quantities at the metal price at December 31, 2011. We believe the minimum quantities are lower than our current requirements for aluminum. Actual quantities and actual metal prices at the time of purchase could be different.
Operating leases represent multi-year obligations for certain manufacturing facilities, warehousing, office space and equipment.
Environmental liability represents the environmental accrual at December 31, 2011.
Deferred revenue arrangements relate to fees received from customers for future delivery of products over the specified contract period. While these obligations are not expected to result in cash payments, they represent contractual obligations for which we would be obligated if the specified product deliveries could not be made.
Obligations for Investing Activities
Capital project spending included in the preceding table represents non-cancelable capital commitments as of December 31, 2011. We expect capital projects to be funded through cash from our operations, borrowing under our revolving credit facility or other financing sources.
Obligations for Financing Activities
Cash outlays for financing activities consist of our principal obligations under long-term debt, scheduled interest payment on the Notes and commitment fees under our revolving credit facility. Interest relating to the Nichols note payable was immaterial and was not presented. We had zero borrowings outstanding under our revolving credit facility.

Off-Balance Sheet and Other Arrangements

•
See Note 8 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for our employee benefit plans including defined contribution plans and defined benefit plans.

•	See Note 9 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for our participation in multi-employer pension plans.

•
See Note 10 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for our employee incentive plans. Additional equity awards are expected to be made to employees and directors in 2012 and future years.

•
Our financial obligations to the VEBAs are (i) a variable cash contribution payable to the Union VEBA and the Salaried VEBA and (ii) an obligation to pay the administrative expenses of the VEBAs, up to $0.3 million per year. The obligation to the Union VEBA with respect to the variable cash contribution extends through September 30, 2017, while the obligation to the Salaried VEBA has no termination date. The amount to be contributed to the VEBAs through September 2017 pursuant to our obligation is 10% of the first $20.0 million of annual cash flow (as defined; in general terms, the principal elements of cash flow are earnings before interest expense, provision for income taxes, and depreciation and amortization less cash payments for, among other things, interest, income taxes, and capital expenditures), plus 20% of annual cash flow, as defined, in excess of $20.0 million. Such annual payments may not exceed $20.0 million and are also limited (with no carryover to future years) to the extent that the payments would cause our liquidity to be less than $50.0 million. As of December 31, 2011, we determined that the variable contribution for 2011 was zero as investments, capital spending, and interest exceeded earnings before interest expense, provision for income taxes, and depreciation and amortization. See Note 8 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information regarding the effect that the VEBA plans had on the consolidated financial statements.

•
In March 2010, we issued the Notes and the Warrants, and purchased the Call Options (see Note 3 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report). As of December 31, 2011, the Notes were not convertible. We do not expect the Notes to be converted by investors until close to their maturity date, if at all. It is possible to have the Notes converted prior to their maturity date if, for example, a holder perceives (and market data validates the perception) the market for the Notes to be weaker than the market for our common stock. Upon an investor’s election to convert, we are required to pay the conversion value in cash. We expect that any payment above the principal amount would be effectively offset by payments we would be entitled to receive from exercise of the Call Options.

Critical Accounting Estimates and Policies
Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
Our significant accounting policies are discussed in Note 1 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effects of matters that are inherently uncertain. Management has reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
Our judgments and estimates with respect to commitments and contingencies.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
Valuation of legal and other contingent claims is subject to a great deal of judgment and substantial uncertainty. Under GAAP, companies are required to accrue for loss contingencies in their financial statements only if both (i) the potential loss is “probable” and (ii) the amount (or a range) of probable loss is “estimatable.” In reaching a determination of the probability of an adverse ruling in respect of a matter, we typically consult outside experts. However, any such judgments reached regarding probability are subject to significant uncertainty. We may, in fact, obtain an adverse ruling in a matter that we did not consider a “probable” loss or “estimatable” and which, therefore, was not accrued for in our financial statements. Additionally, facts and circumstances in respect of a matter can change causing key assumptions that were used in previous assessments of a matter to change. It is possible that amounts at risk in respect of one matter may be “traded off” against amounts under negotiations in a separate matter.

In estimating the amount of any loss, in many instances a single estimation of the loss may not be possible. Rather, we may only be able to estimate a range for possible losses. In such event, GAAP requires that a liability be established for at least the minimum end of the range assuming that there is no other amount which is more likely to occur.

Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be materially different than those reflected in our accruals. To the extent we prevail in matters for which reserves have been established or are required to pay amounts in excess of our reserves, our future results from operations could be materially affected.

Our judgments and estimates in respect of defined benefit plans.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
At December 31, 2011, our financial statements include two defined benefit postretirement medical plans (i.e. the postretirement medical plans maintained by the VEBAs which we are required to reflect on our financial statements despite our limited legal obligations to the VEBAs in regard to those plans) and a pension plan for our Canadian plant. Liabilities and expenses for pension and other postretirement benefits are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions relating to the employee workforce (i.e., salary increases, medical costs, retirement age, and mortality). The most significant assumptions used in determining the estimated year-end obligations were the assumed discount rate, long-term rate of return (“LTRR”) and the assumptions regarding future medical cost increases.

In addition to the above assumptions used in the actuarial valuation, changes in plan provisions could also have a material impact on the net funded status of the VEBAs. Our only obligation to the VEBAs is to pay the annual variable contribution amount based on the level of our cash flow. We have no control over any aspect of the plans. We rely entirely on information provided to us by the VEBA administrators with respect to specific plan provisions such as annual benefits paid.
See Note 8 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information in respect of the benefit plans.

Since recorded obligations represent the present value of expected pension and postretirement benefit payments over the life of the plans, decreases in the discount rate (used to compute the present value of the payments) would cause the estimated obligations to increase. Conversely, an increase in the discount rate would cause the estimated present value of the obligations to decline.

The LTRR on plan assets reflects an assumption regarding what the amount of earnings would be on existing plan assets (before considering any future contributions to the plans). Increases in the assumed LTRR would cause the projected value of plan assets available to satisfy pension and postretirement obligations to increase, yielding a reduced net expense in respect of these obligations. A reduction in the LTRR would reduce the amount of projected net assets available to satisfy pension and postretirement obligations and, thus, cause the net expense in respect of these obligations to increase.

As the assumed rate of increase in medical costs goes up, so does the net projected obligation. Conversely, if the rate of increase was assumed to be lower, the projected obligation would decline.

A change in plan provisions could cause the estimate obligations to change. An increase in annual paid benefits would increase the estimated present value of the obligations and conversely, a decrease in annual paid benefits would decrease the present value of the obligations.

The rate used to discount future estimated liabilities is determined considering the rates available at year end on debt instruments that could be used to settle the obligations of the plan. An increase/decrease in the discount rate of 1/4 of 1% would impact the projected benefit obligation by approximately $5.3 million to $5.7 million in relation to the Canadian pension plan, and impact 2012 expense by $0.3 million. An increase/decrease in the discount rate of 1/4 of 1% would impact the accumulated pension benefit obligation by approximately $13.7 million to $14.4 million in relation to the Salaried and Union VEBAs, impact service and interest costs by $0.2 million and impact 2012 expense by approximately $0.6 million to $1.0 million.
The LTRR on plan assets is estimated by considering historical returns and expected returns on current and projected asset allocations. A change in the assumption for LTRR on plan assets of 1/4 of 1% would impact expense by approximately $1.4 million in 2012 in relation to the Salaried VEBA and the Union VEBA, respectively.

Our judgments and estimates in respect to environmental commitments and contingencies.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
We are subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of such laws and regulations and to claims and litigation based upon such laws and regulations. Based on our evaluation of environmental matters, we have established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. These environmental accruals represent our estimate of costs reasonably expected to be incurred on a going concern basis in the ordinary course of business based on presently enacted laws and regulations, currently available facts, existing technology and our assessment of the likely remediation action to be taken.

See Note 11 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information in respect of environmental contingencies.

Making estimates of possible incremental environmental remediation costs is subject to inherent uncertainties. As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals.

Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be materially different than those reflected in our accruals.

To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our future results from operations could be materially affected.

Our judgments and estimates in respect of conditional asset retirement obligations.

We recognize conditional asset retirement obligations (“CAROs”) related to legal obligations associated with the normal operations of certain of our facilities. These CAROs consist primarily of incremental costs that would be associated with the removal and disposal of asbestos (all of which is believed to be fully contained and encapsulated within walls, floors, ceilings or piping) of certain of our older facilities if such facilities were to undergo major renovation or be demolished. There are currently plans for such renovation or demolition at one facility and management’s current assessment is that certain immaterial CAROs may be triggered during the next four years. For locations where there are no current plans for renovations or demolitions, the most probable scenario is such CAROs would not be triggered for 20 or more years, if at all.
Under current accounting guidelines, liabilities and costs for CAROs must be recognized in a company’s financial statements even if it is unclear when or if the CARO will be triggered. If it is unclear when or if a CARO will be triggered, companies are required to use probability-weighting for possible timing scenarios to determine the probability weighted amounts that should be recognized in the company’s financial statements.

See Note 13 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information in respect of renovation and demolition contingencies.

The estimation of CAROs is subject to a number of inherent uncertainties including: (1) the timing of when any such CARO may be incurred, (2) the ability to accurately identify all materials that may require special handling or treatment, (3) the ability to reasonably estimate the total incremental special handling and other costs, (4) the ability to assess the relative probability of different scenarios which could give rise to a CARO, and (5) other factors outside a company’s control including changes in regulations, costs and interest rates. As such, actual costs and the timing of such costs may vary significantly from the estimates, judgments and probable scenarios we considered, which could, in turn, have a material impact on our future financial statements.

Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be materially different than those reflected in our accruals.

Our judgments and estimates in respect of self insurance of employee health and workers' compensation liabilities.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions

We are primarily self-insured for group health insurance and workers compensation benefits provided to employees. We purchase stop-loss insurance to protect against annual health insurance claims per individual and at an aggregate level.

The accounting for our self-insured workers' compensation plan involves estimates and judgments to determine our ultimate liability related to reported claims and claims incurred but not reported. We consider our historical experience, severity factors, actuarial analysis and existing stop loss insurance in estimating our ultimate insurance liability. In addition, since recorded obligations represent the present value of expected payments over the life of the claims, decreases in the discount rate (used to compute the present value of the payments) would cause the estimated obligations to increase. Conversely, an increase in the discount rate would cause the estimated present value of expected payments to decrease. If our insurance claim trends were to differ significantly from our historic claim experience and as the discount rate changes, we would make a corresponding adjustment to our insurance reserves.

The rate used to discount future estimated workers' compensation liabilities is determined based on the U.S. Treasury bond rate with a five-year maturity date which resembles the remaining estimated life of the workers' compensation claims. A change in the discount rate of 1/4 of 1% would impact the workers' compensation liability and operating income by approximately $0.3 million.

Long Lived Assets.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
Long-lived assets other than goodwill and indefinite-lived intangible assets, which are separately tested for impairment, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the fair value, which may be based on estimated future cash flows (discounted and with interest charges) to the asset’s carrying value. We recognize an impairment loss if the amount of the asset’s carrying value exceeds the assets estimated fair value. If we recognize an impairment loss, the adjusted carrying amount of the asset becomes its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated (amortized) over the remaining useful life of that asset.

Our impairment loss calculations contain uncertainties because they require management to make assumptions and apply judgment to estimate future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

We have not made any material changes in our impairment loss assessment methodology.

We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate long-lived asset impairment losses. However, if actual results are not consistent with our estimates and assumptions used in estimating future cash flows and asset fair values, we may be exposed to further losses from impairment charges that could be material.

Income Tax.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
We have substantial tax attributes available to offset the impact of future income taxes. We have a process for determining the need for a valuation allowance with respect to these attributes. The process includes an extensive review of both positive and negative evidence including our earnings history, future earnings, adverse recent occurrences, carry forward periods, an assessment of the industry and the impact of the timing differences.

We expect to record a full statutory tax provision in future periods and, therefore, the benefit of any tax attributes realized will only affect future balances sheets and statements of cash flows.

In accordance with GAAP, financial statements for interim periods include an income tax provision based on the effective tax rate expected to be incurred in the current year.

Inherent within the completion of our assessment of the need for a valuation allowance, we made significant judgments and estimates with respect to future operating results, timing of the reversal of deferred tax assets and our assessment of current market and industry factors. In order to determine the effective tax rate to apply to interim periods, estimates and judgments are made (by taxable jurisdiction) as to the amount of taxable income that may be generated, the availability of deductions and credits expected and the availability of net operating loss carry forwards or other tax attributes to offset taxable income.

Making such estimates and judgments is subject to inherent uncertainties given the difficulty predicting such factors as future market conditions, customer requirements, the cost for key inputs such as energy and primary aluminum, overall operating efficiency and many other items. However, if among other things, (1) actual results vary from our forecasts due to one or more of the factors cited above or elsewhere in this Report, (2) income is distributed differently than expected among tax jurisdictions, (3) one or more material events or transactions occur which were not contemplated, or (4) certain expected deductions, credits or carry forwards are not available, it is possible that the effective tax rate for a year could vary materially from the assessments used to prepare the interim consolidated financial statements. See Note 7 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional discussion of these matters.

Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material.

A change in our effective tax rate by 1% would have had an impact of approximately $0.4 million to net income for the year ended December 31, 2011.

Tax Contingencies.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
We use a “more likely than not” threshold for recognition of tax attributes that are subject to uncertainties and measure reserves in respect of such expected benefits based on their probability. A number of years may elapse before a particular matter, for which we have established a reserve, is audited and fully resolved or clarified. We adjust our tax reserve and income tax provision in the period in which actual results of a settlement with tax authorities differs from our established reserve, the statute of limitations expires for the relevant tax authority to examine the tax position or when more information becomes available. See Note 7 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report for additional information in respect of the recognition of tax attributes.

Our reserve for contingent tax liabilities reflects uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various filing positions.

Our effective income tax rate is also affected by changes in tax law, the tax jurisdiction of new plants or business ventures, the level of earnings and the results of tax audits.

Although management believes that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material.

To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement could require use of our cash and would result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement would be recognized as a reduction in our effective income tax rate in the period of resolution.

Our liability related to uncertain tax positions at December 31, 2011 was $13.4 million.

Inventory Valuation.

We value our inventories at the lower of cost or market value. For the Fabricated Products segment, finished products, work-in-process and raw material inventories are stated on LIFO basis, and other inventories, principally operating supplies and repair and maintenance parts, are stated at average cost.

Inventory costs consist of material, labor and manufacturing overhead, including depreciation. Abnormal costs, such as idle facility expenses, freight, handling costs and spoilage, are accounted for as current period charges. We determine the market value of our inventories based on the current replacement cost, by purchase or by reproduction, except that it does not exceed the net realizable value and it is not less than net realizable value reduced by an approximate normal profit margin.

Our estimate of market value of our inventories contains uncertainties because management is required to make assumptions and to apply judgment to estimate the selling price of our inventories, costs to complete our inventories and normal profit margin.

Making such estimates and judgments is subject to inherent uncertainties given the difficulty predicting such factors as future commodity prices and market conditions.
Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material.

Notes and Call Options.

Description	Judgments and Uncertainties	Potential Effect if Actual Results Differ From Assumptions
The cash conversion feature of the Notes and the Call Options are accounted for as derivative instruments. We measure the value of the cash conversion feature as the difference between the estimated fair value of the Notes and the estimated fair value of the Notes without the cash conversion feature. We value the Notes based on the trading price of the Notes and we value the Notes without the cash conversion feature based on the present value of the series of fixed income cash flows under the Notes, with a mandatory redemption in 2015. We value the Call Options using a binomial lattice valuation model.

Significant inputs to the model include our stock price, risk-free rate, credit spread, dividend yield, expected volatility of our stock price, and probability of certain corporate events, all of which are observable inputs by market participants. Our estimates of fair value of the cash conversion feature of the Notes and the Call Options contain uncertainties given the difficulty in predicting factors such as the expected volatility of our stock price and the probability of certain corporate events. The primary driver of fair values of both the Call Option and the cash conversion feature of the Notes is our stock price.

An increase of $10 in our stock price would cause the net estimated fair values of the cash conversion feature and the Call Options to decrease by approximately $2 million. A decrease of $10 in our stock price would cause the net estimated fair values of the cash conversion feature and the Call Options to increase by approximately $3 million. We do not expect the net change in the fair value of these derivatives to have a material impact to our financial statements, over time.

Acquisition, Goodwill and Intangible Assets.

We accounted for acquisitions using the purchase method of accounting, which requires that the assets acquired and liabilities assumed to be recorded at the date of acquisition at their respective estimated fair values.

We recognize goodwill as of the acquisition date, as a residual over the fair values of the identifiable net assets acquired. Goodwill is tested for impairment at least on an annual basis, as well as on an interim basis as warranted, at the time of events and changes in circumstances.

Definite-lived intangible assets acquired will be amortized over the estimated useful lives of the respective assets, to reflect the pattern in which the economic benefits of the intangible assets are consumed. In the event the pattern cannot be reliably determined, we use a straight-line amortization method. Whenever events or changes in circumstances indicate that the carrying amount of the intangible assets may not be recoverable, the intangible assets will be reviewed for impairment.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can significantly impact our results of operations. Fair values and useful lives are determined based on, among other factors, the expected future period of benefit of the asset, the various characteristics of the asset and projected cash flows. As the determination of an asset’s fair value and useful life involves management making certain estimates and because these estimates form the basis for the determination of whether or not an impairment charge should be recorded, these estimates are considered to be critical accounting estimates.

We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate goodwill and intangible assets. However, if actual results are not consistent with our estimates and assumptions used in estimating future cash flows and fair values assigned to each class of assets acquired and liabilities assumed, we may be exposed to losses from impairment charges that could be material.

New Accounting Pronouncements
For a discussion of all recently adopted and recently issued but not yet adopted accounting pronouncements, see the section “New Accounting Pronouncements” from Note 1 of Notes to Consolidated Financial Statements included in Item 8. “Financial Statements and Supplementary Data” of this Report.

Available Information

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and other information with the SEC. You may inspect and, for a fee, copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain the documents that we file electronically from the SEC's website at http://www.sec.gov. Our filings with the SEC, as well as news releases, announcements of upcoming earnings calls and events in which management participates or hosts with members of the investment community, and an archive of webcasts of such earnings calls and investor events, and related investor presentations, are also available on our website at http://www.kaiseraluminum.com. Information on our website is not incorporated into this Report.